Mimvis Adaptive Media Signs Letter of Intent to Acquire Ember, Inc.

MISSION VIEJO, CA (eTeligis) 9/24/2013 9:00:00 AM – Multi-channel audience and content monetization company Adaptive Media, a subsidiary of Mimvi, Inc. (OTCQB: MIMV), today announced it has signed a Letter of Intent to acquire Ember, Inc. A Definitive Agreement in the all-stock transaction is expected to be signed in the fourth quarter of this year.

Founded in 2012, Ember is a Demand-Side Platform (DSP) that leverages machine learning algorithms and contextual and semantic engines to bring more transparency to online video advertising placements. Embers founding team of Nic Borensztein, Damian Ancukiewicz and Vikaas Sharma, betting on the trend of advertising budgets shifting from television to online video, built a transparent, real-time bidding (RTB) platform which ensures brand safety as well as stronger return on investment (ROI). Ember makes money by taking a percentage of all transactions that flow through its system.

According to market research firm eMarketer, the online video advertising market will exceed $4 billion in 2013, and is expected to more than double, to $9 billion, by 2017. eMarketer expects worldwide digital advertising to exceed $118 Billion dollars this year, and grow to $163 Billion by 2016.

Programmatic is the future of digital advertising, so acquiring Ember is a very strategic move for Adaptive Media. This gives us an important and valuable RTB platform that we expect to generate millions of dollars of revenues in the future, said Adaptive Media Founder and Mimvi CEO Qayed Shareef. The pool of inventory available in real-time through exchanges is growing incredibly quickly and acquiring Embers technology and engineering team enables us to be at the forefront of this market. I’m thrilled we’ve reached terms to move forward together.

The successful IPO by Rocket Fuel, Inc. and recent acquisition of Adap.tv by AOL highlight growing confidence in programmatic buying and selling of digital ad inventory.

Advertisers know where their ads are going on TV, but the lack of transparency with online video makes many brands reluctant. That’s why we started Ember, said Co-Founder & CEO Nic Borensztein. Our platform puts advertisers in control of where their dollars are spent and optimizes campaigns in real-time to maximize ROI.

We’re doing this deal because we see the tremendous opportunity with Adaptive Media, Borensztein added. We can leverage their relationships on both the supply side as well as with demand partners to ramp the revenues flowing through our platform.

Ember was launched out of the Los Angeles-based accelerator, StartEngine (www.startengine.com), which was created by Activision co-founder Howard Marks and financier Paul Kessler. Marks will become an advisor to Adaptive Media after the transaction closes.

ABOUT ADAPTIVE MEDIA

Based in Irvine, California, Adaptive Media is a multi-channel audience and content monetization company working with website owners, app developers and video content publishers to better optimize the serving of content and ads together. The company serves as the foundation for content developers looking to engage brand advertisers through integrated, engaging and impactful ads across its content on multiple devices. Adaptive Media’s multi-channel, programmatic ad delivery and content platform delivers relevant and timely-placed advertising that meets the needs of its publishers’ audiences without interrupting their users’ experiences. For more information, please visit: www.adaptivem.com.

ABOUT EMBER

Ember is focused on shifting TV ad budgets toward online video. Right now, there is limited transparency in online video. Advertisers know where their ads are going on TV, yet are reluctant to shift their budgets toward online video due to the lack of transparency. Ember has created fine-tuned machine learning algorithms, contextual and semantic engines to ensure brand safety, placement and stronger ROI, and a real-time bidding (RTB) platform to optimize ad spends. For more information, please visit: www.goember.com.

ABOUT MIMVI

Mimvi, Inc. (OTCQB: MIMV) is a leading mobile search and discovery technology provider. Its proprietary search and “intelligent” recommendation algorithms enable the search and discovery of Mobile Apps, Mobile Content and Mobile Products across multiple devices and platforms, including: Apple’s iPhone and iPad, Google Android, BlackBerry, Windows Phone, Facebook and web applications. For more information, please visit: www.mimvi.com.

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